Operating Agreement
of
LittlePringle1, LLC

This Operating Agreement (this “Agreement”) is made effective as of October 6, 2008 by DeWind SWI Wind Farms, LLC, a Delaware limited liability company, as the sole member (the “Sole Member”) of LittlePringle1, LLC, a Delaware limited liability company (the “Company”).

RECITALS

The Company was organized under Delaware law on August 29, 2008.

The Sole Member desires to enter into this initial operating agreement.

The Company has no current intention of admitting additional members.  If additional members are admitted, the Company and the Sole Member will amend or replace this Agreement, as may be necessary or appropriate, to address any issues raised by joint or multiple ownership of the Company.

ARTICLE I
DEFINITIONS AND GENERAL MATTERS

1.1          General Definitions.  In addition to terms defined elsewhere in this Agreement, the following terms shall have the meanings indicated below:

“Act” means the Delaware Limited Liability Company Act, as amended.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on August 29, 2008, as amended from time to time.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

References to a specific provision of the Act or the Internal Revenue Code shall be deemed to refer to any successor provision.  This Agreement shall constitute a “limited liability company agreement” for all purposes under the Act.

1.2          Purpose.  The purpose of the Company is to engage in any lawful activity.  Without limiting the scope of permitted activities, the Company is expressly authorized to develop, own, finance, construct, operate and maintain a wind energy generation facility located in Hutchinson County, Texas, and to engage in any other activities that are related or incidental to the foregoing.

1.3          Limited Liability.  To the maximum extent permitted by the Act, neither the Sole Member nor any Manager (as defined below) shall have any personal obligation for any liabilities of the Company.

1.4          Operating Names.  The Company may conduct operations under its own name and under such assumed names as deemed appropriate or convenient by the Sole Member.

1.5          Qualifications in Other Jurisdictions.  The Company shall file a timely qualification in Texas to transact business as a foreign limited liability company and any other qualifications or registrations required by law in any other jurisdiction, if any, in which the Company transacts business.

ARTICLE II
MANAGEMENT

2.1          Appointment of Manager.  The Company shall be managed by a single manager (the “Manager”).  The initial Manager of the Company shall be the Sole Member.

2.2          Term of Manager.  The Sole Member shall have the complete authority to determine the term and identity of the Manager.  Without limiting the scope of the above provision, the Sole Member shall be entitled to appoint a Manager who holds no membership interest in the Company, and to remove or replace any Manager at any time and for any reason.  A Manager’s term shall continue until the removal or replacement of the Manager by the Sole Member, or until (as applicable for the then current Manager) the Manager’s resignation, retirement, death, disability, dissolution or termination by operation of law.

2.3          Authority of Manager.  The Manager shall have the authority to take actions on behalf of the Company to the maximum extent permitted by the Act, subject to any limitations or requirements expressly set forth in this Agreement.  Without limiting the scope of the foregoing, the Manager shall be entitled to appoint and remove any “officers” of the Company and to establish the authority, duties and compensation (if any) regarding such officers.  The parties acknowledge and agree that any such officers also may hold offices in other entities, including but not limited to the Sole Member.

2.4          Expenses and Reimbursement.  The Company shall be responsible for all expenses, costs and liabilities arising from the management, organization or operation of the Company in accordance with this Agreement.  The Sole Member and the Manager (if different from the Sole Member) shall be entitled to receive prompt reimbursement from the Company to the extent, if any, that they incur any such management expenses, unless such management expenses arose from a material violation of this Agreement, gross negligence, willful misconduct or a knowing violation of criminal law.

2.5          Compensation.  Unless the Sole Member elects otherwise in writing, no compensation shall be paid by the Company to the Manager for management services provided as a Manager to the Company.

ARTICLE III
MEMBERSHIP

3.1          Admission of Member.  The Sole Member is admitted as a member of the Company upon its execution of a counterpart to this Agreement.

3.2          Admission of Additional Members.  The Company shall not admit a member in addition to the Sole Member unless such admission is required by this Agreement, or unless all of the following requirements are satisfied:  (a) the Sole Member grants prior written consent to the admission of the additional member; (b) the Company and the Sole Member amend or replace this Agreement as may be necessary or appropriate for the purpose of addressing any issues raised by joint or multiple ownership of the Company; and (c) each person or entity who seeks to be admitted as a member of the Company both (i) executes the current Limited Liability Company Agreement of the Company, as amended or replaced in accordance with this Section, and (ii) makes any required capital contributions to the Company in full.

3.3          Resignation.   The Sole Member shall not resign or withdraw from the Company, except by operation of law or as the result of a transfer of the Sole Member’s entire interest in the Company in accordance with this Agreement.

ARTICLE IV
TRANSFER OF INTEREST

4.1          Restriction.  The Sole Member shall be prohibited from assigning, selling, exchanging or otherwise transferring the Sole Member’s interest in the Company unless all of the following requirements are satisfied:  (a) the proposed transaction would apply to the entire interest of the Sole Member in the Company; (b) the proposed transaction would involve one transferee; (c) such transferee tenders full payment of the required purchase price; (d) such transferee executes, in the capacity of a member (within the meaning of the Act), a counterpart signature page to this Agreement; and (e) the Company receives an opinion from its legal counsel, satisfactory to the Company in form and substance, confirming that the proposed transaction would not violate any federal or state securities laws or any other applicable laws.  The Sole Member acknowledges and agrees that the above provision is intended to prevent any transfer that would result in more than one member and thereby cause the Company to be reclassified for tax purposes.

4.2          Effect of Transfer.  If the Sole Member transfers the entire interest of the Sole Member in the Company in accordance with this Agreement, such transfer shall operate as the complete resignation or withdrawal of the Sole Member from the Company.

4.3          Related Matters.  Any transaction that is subject to this Article and that fails in any way to comply with its provisions shall be ineffective and void.

ARTICLE V
OFFICES AND RECORDS

5.1          Offices.  The initial registered office, registered agent and principal office of the Company shall be as designated in its Certificate of Formation.  The Manager, in the Manager’s sole discretion, shall be entitled to change such designations from time to time, subject to any requirements of the Act.

5.2          Records.  In compliance with the Act, the Company shall keep accurate and complete records at its principal office.

5.3          Inspection.  Upon prior notice of at least three (3) business days to the Manager (if different from the Sole Member), any designated representative of the Sole Member shall be entitled, during ordinary business hours, to inspect the records of the Company and to make copies thereof at the expense of the Sole Member.

ARTICLE VI
CAPITAL AND DISTRIBUTIONS

6.1          Capital Contributions.  The Sole Member shall be entitled in its sole discretion to make capital contributions at any time or from time to time.

6.2          Loans.  Any loans from the Sole Member to the Company shall be made on commercially reasonable terms and conditions, and shall not be considered capital contributions.

6.3          Distributions.  Prior to dissolution (as addressed in Article IX below), the Company shall make distributions to the Sole Member at least annually of any cash amounts that, in the reasonable determination of the Manager, are not necessary for the Company’s operations, expenses or reserves.  More frequent distributions of such cash amounts to the Sole Member shall be made in the discretion of the Manager or in accordance with the written instructions of the Sole Member (if the Sole Member is not then serving as the Manager).

ARTICLE VII
TAX MATTERS

7.1          Tax Classification.  While the Company has only one member, the Company shall be a disregarded entity for federal income tax purposes in accordance with the Internal Revenue Code and the applicable Treasury Regulations (including temporary Regulations), and shall not be separate from the Sole Member.  In addition, the Company shall be a disregarded entity for all other tax purposes to the maximum extent permitted by applicable laws, including (without limitation) state income tax, franchise tax, or similar entity income or value tax laws.

7.2          Tax Identification Number.   The Company may obtain a federal tax identification number for business purposes or state law purposes in the sole discretion of the Manager.  Any obtainment of such identification number shall be deemed an act of convenience by the Company, and shall not have any effect on the Company’s tax classification for any purpose.

ARTICLE VIII
INDEMNIFICATION AND REIMBURSEMENT

8.1          General Scope.  The term “Indemnified Person” as used in this Article (a) shall refer to the Sole Member, the Manager, and each officer (if any); and (b) shall be deemed to include (to the extent applicable) each direct and indirect owner, shareholder, director, officer, member, manager, partner, employee and representative of any person or entity described in subsection (a) immediately above.

8.2          Indemnification.  The Company shall indemnify and protect each Indemnified Person to the maximum extent permitted by applicable law against any and all claims, liabilities, damages, losses, costs and expenses (including but not limited to reasonable legal fees and costs) arising directly or indirectly from any suit, action, investigation or other proceeding (whether formal or informal) that both (a) is brought or threatened against an Indemnified Person; and (b) is based on the acts or omissions of such Indemnified Person on behalf of the Company, other than acts or omissions constituting a material violation of this Agreement, gross negligence, willful misconduct or a knowing violation of criminal law.

8.3          Payment to Indemnified Person. If an Indemnified Person incurs or pays any indemnified cost, the Company shall reimburse the Indemnified Person for the full amount of such indemnified cost.  In addition, the Company shall advance appropriate amounts for those reasonable and necessary legal fees (and related costs) the Indemnified Person expects to incur, based on the Indemnified Person’s good faith determination, in defending any claim or similar action resulting in indemnification under this Agreement.  Such reimbursement or advance shall be due promptly after the Company receives each of the following:  (a) a written request for such reimbursement or advance from the Indemnified Person; (b) all information necessary to establish the nature and amount of the indemnified cost that was incurred or paid by the Indemnified Person or the appropriate advance to the Indemnified Person; and (c) a written agreement from the Indemnified Person to repay such reimbursement or advance if the Company subsequently determines that indemnification was not required.

ARTICLE IX
DISSOLUTION

9.1          Events of Dissolution. The Company shall dissolve upon the occurrence of any of the following events:  (a) the written instruction of the Sole Member; or (b) any other event that causes dissolution of the Company under the Act.

9.2          Winding Up Affairs.  Upon the dissolution of the Company, the Manager shall be responsible for winding up the affairs of the Company.  The Manager shall have the authority to determine the time, place, manner and other terms of any sales involving the Company’s assets, with due regard to the activity and the condition of the Company and the relevant market and economic conditions.  Subject to the requirements of this Agreement and the Act, the Manager shall have the authority to cause the Company to (a) liquidate any of its assets and then distribute the liquidation proceeds; or (b) make in-kind distributions of any assets to the Sole Member upon the request of the Sole Member.

9.3          Final Distributions.  Upon the dissolution of the Company, and subject to the requirements of the Act, the Manager shall distribute the assets of the Company in the following order of priority:

(a)           first, to any creditors of the Company;

(b)           second, to known and reasonably estimated costs of dissolution and winding up;

(c)           third, to any reserves the Manager may establish, in the Manager’s sole discretion, for contingent debts, liabilities or obligations of the Company; and

(d)           fourth, to the Sole Member.

9.4          Filing of Certificate of Cancellation.  Following the winding up of the Company, the Manager shall be responsible for filing a Certificate of Cancellation on behalf of the Company, together with any other instruments or documents required to terminate the Company and its legal existence.

ARTICLE X
MISCELLANEOUS PROVISIONS

10.1       Governing Law.  The laws of the State of Delaware, without regard to principles and provisions relating to conflicts of laws, shall govern this Agreement and all matters relating to its interpretation or enforcement.

10.2        Amendment.  No amendment of this Agreement shall be binding, valid or enforceable unless it is approved in writing by each party.

10.3        Other Agreements.  Any prior operating agreements with respect to the Company, whether oral or written, have been merged and integrated into this Agreement and are superseded by this Agreement.

10.4        Enforceable Provisions.  All provisions in this Agreement are severable.  Each valid and enforceable provision shall remain in full force and effect, regardless of any judicial or other official determination that certain provisions are invalid or unenforceable.

10.5        Captions and Headings.  Captions and headings are used in this Agreement for convenience only and shall not affect its interpretation or enforcement.  Any terms such as “hereof,” “hereby” and similar references shall be deemed to refer to this Agreement as a whole, rather than to any particular provision, unless the context clearly indicates otherwise.

10.6        Third Party Beneficiaries.  Except as may be expressly set forth in this Agreement (a) the provisions of this Agreement are not intended for the benefit of any person or entity who is not a party to this Agreement; and (b) no such person or entity shall have any rights in connection with this Agreement, whether for enforcement or otherwise.

10.7        Successors.  This Agreement shall be binding upon, and enforceable against, the parties and all of their permitted assignees and successors in title or interest.

10.8       Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute, when taken together, a single binding instrument.

(Next Page is Signature Page)

WITNESS the following signature as of the first date indicated above.

The Sole Member:	DeWind SWI Wind Farms, LLC

By:
	Name:	Robert C. Rugh
	Title:	Secretary